                                  EXHIBIT 11.1

                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.
           STATEMENT RE: COMPUTATION OF NET INCOME PER COMMON SHARE,
                      BASIC AND DILUTED EARNINGS PER SHARE

                   ($ in thousands, except per share amounts)

                                                        For the Quarter
                                                      Ended March 31, 1999
                                                   ---------------------------

Net income                                                 $ 11,161

Net income per common share - basic (1)                    $   0.50

Net income per common share - diluted (2)                  $   0.50

1) The number of common shares outstanding used to compute net income per share-basic was 22,224,610 for the quarter ended March 31, 1999.

2) Diluted earnings per common share for the quarter ended March 31, 1999, was calculated based on weighted average common shares outstanding of 22,477,224, which assumes the exercise of options covering 1,100,705 shares and computes incremental shares using the treasury stock method.